                 NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE:   December 7, 2010

CONTACT:   Joel Cunningham

                      Media Relations Associate

                      630-586-4897 or cunninghamj@inlandgroup.com

Inland American CP Investment, LLC Enters Into Joint Venture with Centro NP Residual Holding LLC

Oak Brook, Ill. – Inland American CP Investment, LLC, a wholly owned subsidiary of Inland American Real Estate Trust, Inc. (“Inland American”) announced today that it has entered into a definitive joint venture with Centro NP Residual Holding LLC (a subsidiary of Super LLC, which is jointly owned by CER, Centro Properties Group (CNP) and CMCS40), collectively referred to as (“Centro”), on 25 retail shopping centers with a total value of approximately $471 million.  The properties, totaling approximately 4.5 million square feet, are primarily grocery-anchored or necessity-based community shopping centers, located in 13 states, with an average occupancy over 91% as of September 30, 2010.

The new joint venture structure provides Inland American with a significant equity stake and certain governance rights in the recapitalized portfolio, in addition to a preferred capital position and a preferred return.  Goldman Sachs and J.P. Morgan provided the joint venture 10-year CMBS financing of approximately $310 million secured by 24 properties within the joint venture.  Prior to the close of the joint venture, Inland American had an existing participation on a portion of the prior first mortgage loan encumbering the 25 retail shopping centers.

“We believed that these were quality properties when we purchased the original loan participation, and this new joint venture agreement reaffirms that we still believe in them,” said Michael Podboy, Vice President, Inland American Business Manager & Advisor, Inc.  “We are excited about our partnership with Centro and the resolution of our existing participation on a portion of the prior first mortgage loan as it provided an attractive business deal. These are high-traffic shopping centers with high occupancy rates, which demonstrates their strong mix of national and regional retail tenants, including Wal-Mart, Publix, Kroger, Best Buy, Kohl’s, Staples, Bed Bath & Beyond and T.J. Maxx.”

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About Inland American Real Estate Trust, Inc.

Inland American Real Estate Trust, Inc. focuses on acquiring and developing a diversified portfolio of commercial real estate including retail, multi-family, industrial, lodging, office and student housing properties, located in the United States and Canada.   The company also invests in joint ventures, development projects, real estate loans and marketable securities.  As of September 30, 2010 Inland American owned, directly or indirectly through joint ventures in which it has a controlling interest, 981 properties, representing more than 48 million square feet of retail, industrial and office properties, 10,547 multi-family units and 15,384 lodging rooms.  Inland American is one of five REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc.  For further information regarding Inland American, please refer to the company website at www.inlandamerican.com.